PAULA S. MORELLI, CPA P.C.
21 Martha Street
Freeport, NY 11520
'Phone/fax:(516) 378-4258

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Element92 Resources Corp.

I consent to the inclusion in this Registration Statement on Form S-1 of my report dated July 8, 2008 relating to the financial statements of Element92 Resources Corp. as of March 31, 2008 and 2007 and the related statements of operations, stockholders' equity, and cash flows for the years then ended as well as for the period September 1, 2005 (inception date) to March 31, 2008. I also consent to the reference to the firm under the heading "Experts" in this registration statement.

Paula S. Morelli, CPA

Paula S. Morelli CPA P.C.

Freeport, New York
August 5, 2008